AGREEMENT BETWEEN HERLEY INDUSTRIES, INC.
                         AND THE DEPARTMENT OF THE NAVY

1. This Agreement is entered into between the Department of the Navy, on behalf of the Department of Defense, and Herley. The sole purpose of this Agreement is to evince that Herley is presently responsible to contract with the Federal Government by ensuring that Herley has and will continue a program of acceptable contracting practices and procedures, and by establishing and implementing a program of compliance reviews, audits, and reports. For purpose of this Agreement, Herley shall mean Herley as a body corporate, its predecessors, successors, affiliates, subsidiaries, and/or divisions and all owners, directors, officers, employees and/or consultants of any of the aforesaid entities.

2. This Agreement affects only those causes for suspension that are stated in the Navy's Notice of Suspension dated June 9, 2006, attached hereto as Annex A (hereinafter "the Notice"). Except as provided in paragraph 16, or as otherwise authorized in writing by the Suspending Official, or an appointee thereof (hereinafter collectively "the Navy Suspension Authority"), this Agreement shall not be used for any purpose with regard to any criminal, civil, or administrative charge, claim, or action by or against Herley related to or arising out of any criminal or civil investigation conducted by any component of the Department of Justice or the Department of Defense.

3. By this Agreement, Herley recognizes its corporate responsibility to ensure that Herley fully complies with all federal procurement laws and regulations when contracting, directly or indirectly, with the United States Government. In this regard, all aspects of Herley's corporate and business operations shall be conducted according to the highest code of corporate ethics, generally prevailing lawful and honest behavior, and the guidelines set by the letter and spirit of this Agreement.

4. To fulfill its corporate responsibilities, Herley has begun and shall, in accordance with the schedule set forth in this Agreement, fully implement a Compliance Program by which Herley can and will adhere to lawful and ethical procedures and practices in all areas of and relating to its provision of goods and services as a Government contractor and/or subcontractor. This Compliance Program shall have the following components:

     A. A WRITTEN CODE OF CONDUCT: Herley has established a written Corporate Code of Business Ethics which provides notice to all employees that the highest standard of business ethics is mandated. A copy of the Corporate Code of Business Ethics is attached as Annex B. The signature of the Navy Suspending Official on this Agreement shall signify acceptance of the current Corporate Code of Business Ethics.

          1. The Corporate Code of Business Ethics shall be maintained, reviewed on an annual basis by Herley's Vice President (VP) Administration and Governance and duly appointed legal counsel, and updated as required for compliance with statutory and/or regulatory changes.

          2. All Herley directors, officers, employees, and consultants shall be required to sign a certificate stating that they have read the Corporate Code of Business Ethics and agree to abide by its provisions on a yearly basis.

     B. AN ETHICS AND COMPLIANCE OFFICER: Herley has established and shall, for at least the duration of this Agreement, maintain a position of VP Administration and Governance, designated as the Ethics and Compliance Officer.

          1. The Ethics and Compliance Officer reports to and is responsible to the CEO and Board of Directors of Herley.

          2. The identification and qualifications of the current Ethics and Compliance Officer are set forth in Annex C. The signature of the Navy Suspending Official on this Agreement shall signify acceptance of the current Ethics and Compliance Officer.

          3. Should the current or any subsequently appointed Ethics and Compliance Officer leave the position, that fact shall be reported to the Navy Suspension Authority, in writing, within 10 days of said leaving. A replacement shall be selected by Herley and reported to the Navy Suspension Authority within forty-five calendar days of said leaving. Appointment of a replacement Ethics and Compliance Officer shall be subject to approval by the Navy Suspension Authority, which approval shall be solely within the discretion of the Navy Suspension Authority. Denial by the Navy Suspension Authority of approval of any replacement Ethics and Compliance Officer shall be a "Failure by Herley" as the phrase is used in paragraph 12 of this Agreement.

          4. The Ethics and Compliance Officer shall assist Herley and the Governance and Ethics Committee of the Board of Directors in identifying and reporting violations of its Corporate Code of Business Ethics.

          5. The Governance and Ethics Committee of the Board of Directors, in conjunction with the Ethics and Compliance Officer, shall investigate all instances of suspected misconduct and shall report in writing the findings to the Board of Directors for management response. Said management response shall be in writing and shall be provided to the Ethics and Compliance Officer within thirty days of the receipt by management of the Ethics and Compliance Officer's report. Both the Governance and Ethics Committee of the Board of Directors and Ethics and Compliance Officer's report and management's response shall be provided to the Navy Suspension Authority in time to be received within ten working days of when said response was created.

          6. The Ethics and Compliance Officer shall, within 10 working days after the end of each fiscal quarter (July, October, January and April), prepare and deliver to the Navy Suspension Authority a Quarterly Report, which shall include a synopsis of each instance of suspected and/or confirmed misconduct which became known to the Ethics and Compliance Officer or the Governance and Ethics Committee of the

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

          Board of Directors during the fiscal quarter. This synopsis shall be made without regard to the degree to which the Ethics and Compliance Officer has been able, as of the due date of the report, to investigate the misconduct. This synopsis shall include disclosure of any remedial action taken to date.

          7. The Quarterly Report shall also include: (1) All instances of disciplinary action for violations of the Corporate Code of Business Ethics, Government Contracts Overview, or Truth In Negotiations Act Policy; (2) all known, ongoing criminal investigations; (3) all known qui tam suits; (4) all known or suspected defective pricing cases; (5) all hotline reports received by the Ethics and Compliance Officer including a description of the complaint and any remedial action taken or planned; (6) a summary of audit findings as required by paragraph 4.E.5.c.; (7) reports of new employee training as required by paragraph 4.F.4; and (8) any other matter which might affect Herley's present responsibility status, including but not limited to actual or potential suspension and/or debarment actions by other Government and quasi-governmental agencies.

     C. A HOT LINE: Herley has established and shall, for at least the duration of this Agreement, maintain a "hot line" to facilitate the reporting of misconduct by or within Herley. The policies and procedures of this component are fully presented in Annex D. Execution of this Agreement by the Navy Suspending Official shall evidence approval of this component by the Navy Suspension Authority.

     D. WRITTEN CONTRACTING POLICIES AND PROCEDURES: Herley has established written contracting policies and procedures through its Government Contracts Overview and Truth In Negotiations Act Policy. These policies and procedures contain the regulatory standards and acceptable practices for doing business with the Government and/or Government prime contractors, and shall be applied to all of Herley's business dealings involving Government contracts or subcontracts. Copies of the Government Contracts Overview and Truth In Negotiations Act Policy are attached as Annexes E and F respectively. The signature of the Navy Suspending Official on this Agreement shall signify acceptance of the current Government Contracts Overview and Truth In Negotiations Act Policy.

          1. The Navy Suspension Authority may, at its sole discretion, approve or disapprove of any subsequent revisions to the Government Contracts Overview and Truth In Negotiations Act Policy.

          2. The Navy Suspension Authority approval shall be deemed given if written notice of denial has not been mailed, by USPS Return Receipt Requested service, to Herley by close of business on the fortieth calendar day following receipt by the Navy Suspension Authority of Herley's Audit and Governance Compliance Review Procedures. Failure to gain Navy Suspension Authority approval of the Audit and Governance Compliance Review Procedures Procedure within the time stated in this paragraph shall be a "Failure by Herley" as the phrase is used in paragraph 12.

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

     E. WRITTEN AUDIT AND COMPLIANCE REVIEW PROCEDURES. Herley shall establish and, for at least the duration of this Agreement, maintain Audit and Compliance Review Procedures.

          1. An outline of Herley's Audit and Compliance Review Procedures is set forth in the attached Annex G.

          2. The full version of Herley's revised Audit and Compliance Review Procedures shall be submitted in time to reach the Navy Debarring Authority not later than December 31, 2006, and shall, if approved, replace the outline as Annex G.

          3. The Navy Suspension Authority may, at its sole discretion, approve or disapprove of Herley's Audit and Compliance Review Procedures.

          4. The Navy Suspension Authority approval shall be deemed given if written notice of denial has not been mailed, by USPS Return Receipt Requested service, to Herley by close of business on the fortieth calendar day following receipt by the Navy Suspension Authority of Herley's Audit and Compliance Review Procedures. Failure to gain Navy Suspension Authority approval of the Audit and Compliance Review Procedures within the time stated in this paragraph shall be a "Failure by Herley" as the phrase is used in paragraph 12 of this Agreement.

          5. In addition to any other provision that the Audit and Compliance Review Procedures may have, the Audit and Compliance Review Procedures shall provide for yearly audits of each procedure that is a component of this Compliance Program.

               a) The audits shall be conducted by the Ethics and Compliance Officer in conjunction with the appropriate Herley management personnel.

               b) The audits shall begin no earlier than December 1, and shall be completed no later than December 31 of each calendar year during the term of this Agreement. The 2006 audit shall be completed by December 31, 2006, or within 30 days of approval of Herley's Audit and Compliance Review Procedures if such procedures are submitted on or after December 2, 2006.

               c) A report, which describes and discusses the findings made during the audits, shall be part of the Ethics and Compliance Officer's Quarterly Report for the quarter during which the audits are conducted.

     F. IMPLEMENT RECURRING, CLASSROOM STYLE TRAINING: Herley shall create and implement a curriculum of classroom style training designed to familiarize each of its directors, officers, employees, and consultants with the concepts and precepts of each component of this Compliance Program. This training shall begin immediately and shall be ongoing, pursuant to the published training schedule.

          1. The outline of the curriculum to be used for training with regard to each of the components of the Compliance Program is attached hereto as Annex H. The full version of the curriculum shall be submitted in time to reach the Navy Suspension Authority not later than December 31, 2006, and shall if approved, replace the outline as Annex H of this Agreement.

          2. The Navy Suspension Authority may approve or disapprove of the curriculum, in whole or in part, at its sole discretion.

          3. The Navy Suspension Authority approval shall be deemed given if written notice of denial has not been mailed, by USPS Return Receipt Requested service, to Herley by close of business on the fortieth calendar day following receipt by the Navy Suspension Authority of Herley's Audit and Compliance Review Procedures. Failure to gain Navy Suspension Authority approval of the training curriculum within the time stated in this paragraph shall be a "Failure by Herley" as the phrase is used in paragraph 12 of this Agreement.

          4. In addition to any other training they may receive, each director, officer, employee, and/or consultant who misses the training given on the dates indicated on the Schedule, and any director, officer, employee, and/or consultant who joins, is hired by, or contracts with Herley after said training is completed shall be required, within thirty days of their association with Herley, to read the course syllabus and pass a written test on its salient contents. Each person who completes the reading required by this paragraph shall sign a certification that the reading has been completed. Each such certification and the completed test taken by each such person shall be maintained in a clearly identified file by the Ethics and Compliance Officer. In addition, the Ethics and Compliance Officer shall, as part of each Quarterly Report, identify each such person, state the date when the person joined Herley, and state whether the person has successfully met the training requirements stated in this paragraph.

          5. In addition to any other training, each Herley director, officer, employee, and consultant shall be informed of any change to any component of this Compliance Program, which took place since the next previous training session.

          6. Herley has contracted with Professor Ralph Nash to review the Ethics and Training Programs and make a report of his Conclusions and Recommendations. This Report will be submitted directly to the Navy Suspension Authority with a copy to the VP Administration and Governance not later than December 31, 2006. Herley will incorporate any suggested changes or improvements made by Professor Nash into its Programs.

5. Herley further agrees to:

     A. Complete all compliance actions identified by this Agreement on or before the date stated in this Agreement.

     B. Act in good faith and adhere to the policies and procedures described in paragraph 4 of this Agreement in all of its dealings with the Government.

     C. Hire an outside entity to survey/interview Herley's employees about the organizational culture related to ethics, specifically the atmosphere on reporting misconduct within Herley on or before December 31, 2006. Herley will provide a report of the survey/interview results to the Navy Suspension Authority on or before January 31, 2007.

     D. Include an ethics and compliance component in the performance evaluation criteria of management level employees. Herley's Executive Performance Appraisal - Ethics, is attached as Annex I.

     E. Herley's management shall, within ten (10) working days after the end of each fiscal quarter prepare and provide a report to the Navy Suspending Official, or his designee, describing Herley's implementation of this Agreement.

     F. Allow designated representatives of the Navy Suspension Authority to interview Herley personnel and to examine Herley's financial books, records, and other company documents for the purpose of evaluating Herley's compliance with the terms of this Agreement. Such materials described above shall be made available by Herley after reasonable notice for inspection, audit and/or reproduction, provided, however, the Navy Suspension Authority shall not be entitled to examine documents properly subject to the attorney-client or attorney work product privileges, nor to copy: (1) Documents containing technical data or computer software, except in accordance with government contract data rights provisions, or (2) Documents containing trade secrets, or (3) Financial records.

     G. In addition to the reports made pursuant to paragraphs 4.B. and 5.E., disclose, within 30 calendar days of its alleged occurrence, to the Department of Defense and to the prime Government customer if such customer is not a DoD component, all instances in which there are reasonable grounds to suspect that Herley, its directors, officers, employees, consultants, suppliers and/or Government personnel have violated Federal laws or regulations relating to U.S. Government procurements. Further, Herley shall take immediate corrective measures to remedy the matter disclosed, and to notify the Department of Defense, and the prime Government customer, if the matter relates to a non-DoD contract, of the corrective action taken and Herley's opinion regarding any impact the matter may have on the Government.

     H. Cooperate fully with any investigation by the Department of Justice or the Department of Defense in connection with any matter not subject of the Indictment of which Herley knows or learns in the future.

     I. Upon a conviction or civil judgment of Herley for violation of any Federal criminal statute, take appropriate disciplinary action against all responsible individuals.

     J. Upon an indictment of, or the entering of a guilty plea or plea of nolo contendere by any director, officer, employee or consultant of Herley for violation of any criminal statute, which violation occurred in connection with the individual's performance of duties for or on behalf of Herley, immediately remove the director, officer, employee or consultant from active status with the Company relating to any dealings with the U.S. Government.

     K. Upon an unappealed conviction of, or after an unsuccessful appeal by any director, officer, employee or consultant of Herley for violation of any criminal statute, which violation occurred in connection with the individual's performance of duties for or on behalf of Herley, take prompt action to terminate the employment of such officer, employee or consultant, or as appropriate to remove such director from the Herley Board of Directors in recognition of Title 10, U.S.C. ss. 2408.

     L. Treat all costs associated with the termination, severance and/or removal of any director, officer, employee or consultant of Herley under paragraph K, above, as unallowable for Federal Government Contract purposes.

6. During the term of this Agreement, Herley shall not knowingly employ, engage or accept the services of an individual who is listed by a Federal Agency as debarred, suspended, or otherwise ineligible for Federal contracting. Reasonable inquiry shall be made into the suspension/debarment status of any potential employee or consultant prior to the offer of employment or engagement of services. Further, Herley shall promptly terminate the employment of or contract for services with any individual who was suspended or debarred as of the effective date of their association with Herley. Moreover, Herley shall immediately remove such individual from responsibility for or involvement with Government contract matters until the resolution of any question there might be regarding their suspension or debarment status as of the time of their association with Herley.

7. During the term of this Agreement, Herley shall not knowingly enter into any subcontract or other business relationship relating to Federal Government contracts with any individual or business entity listed as debarred, suspended, or otherwise ineligible for contracting by a Federal Agency (hereinafter "listed contractor") without prior approval by the Navy Suspension Authority.

     A. Herley shall make reasonable inquiry into the listed contractor status of each prospective business associate.

     B. Whenever the inquiry required by the preceding paragraph 7.A reveals that the prospective business associate is a listed contractor, Herley shall submit a notice to the Navy Suspension Authority in form and content as specified in FAR 9.405-2(b).

     C. Herley shall also give written notice of the prohibition effected by paragraph 7 to each prospective business associate.

8. Herley expressly agrees and represents that Lee N. Blatt is not a director, officer, employee or consultant of Herley and that Herley will not conduct any business with Mr. Blatt during the term of this Agreement except as may be required to defend itself against the Indictment, to fulfill the terms of its Indemnification Agreement with Mr. Blatt dated May 21, 2003, or to fulfill the terms of its Agreement with Mr. Blatt dated September 27, 2006. Further, Herley expressly agrees and represents that Mr. Blatt will not beneficially own, directly or indirectly, any Herley stock during the term of this Agreement, unless such shares are placed in a voting trust approved in advance by the Navy Suspension Authority. Failure by Herley to implement and enforce the provisions of this paragraph throughout the term of this Agreement to the sole satisfaction of the Navy Suspension Authority shall be a "Failure by Herley" as the phrase is used in paragraph 12 of this Agreement

9. In addition to those costs stated in paragraphs 5.L and 10, Herley agrees that the costs described below shall be unallowable for United States Government contract purposes and shall not be charged directly or indirectly to any such contract or subcontract:

     A. All costs of performing the actions set forth in this Agreement accomplished by Herley subsequent to its learning of the investigation that resulted in the suspension.

     B. All costs of legal services whether performed by in-house or private counsel, administrative and clerical services, services of accountants and consultants, salaries and wages of employees, officers, and directors, travel, and any costs directly related to the aforesaid, incurred in the implementation of and/or continued compliance with the terms of this Agreement.

     C. The Navy agrees that if its policy with respect to cost allowability is changed in the future, the Navy Suspension Authority will consider amending this Agreement to incorporate the revised policy.

10. Within thirty days of the effective date of this Agreement, Herley will remit the sum of $5,000, made payable to the Treasury of the United States, as and for final payment of those investigative and administrative costs incurred, or to be incurred, by the Government because of the costs of investigating the charges made in the Indictment to the extent necessary to determine the administrative remedies necessary for the protection of the Government under FAR 9.4, and of monitoring, reviewing, enforcing, and administering this Agreement.

11. Except as provided in paragraph 16, the execution of this Agreement by the Navy in no way waives any criminal, civil, contractual, or administrative remedy or right that the Government may have for the acts described in the Notice, or for any other conduct that would give rise to such remedies.

12. Failure by Herley to meet any of its obligations under the terms or spirit of this Agreement, not cured to the reasonable satisfaction of the Navy Suspension Authority within 20 working days, or as otherwise permitted by the Navy Suspension Authority after receipt by Herley of written notice of such failure, shall constitute a cause for debarment subject to the procedures established by the Federal Acquisition Regulation and any other applicable statute or regulation.

13. By execution of this Agreement, Herley releases the United States, its employees, agents, and instrumentalities, in both official and person capacities, of any and all liability arising out of or otherwise related to this Agreement. Further, Herley agrees not to file any claim against the United States, its employees, agents, and instrumentalities, in both official and personal capacities, in any forum or jurisdiction, with regard to any matter arising out of or otherwise related to this Agreement.

14. By execution of this Agreement, Herley avers that any adverse action taken or to be taken against any Herley director, officer, employee, consultant, or agent, with regard to any matter arising out of or related to the facts and circumstances set forth in the Notice, are the result solely of Herley's initiatives and decisions, and are not the result of any action by or on behalf of the United States, its employees, agents or instrumentalities.

15. Herley agrees to indemnify the Government against, and hold the Government harmless from, any and all claims, liabilities, obligations, and causes of action of whatsoever kind or nature for injury to, or death of, any person, and for any injury or damage to or destruction of any property, arising out of or as a result of the facts which form the basis for this Agreement, even if the Government's liability to any person arises out of the acts or omissions of the Government, its employees, agents, invitees, or representatives of any other description whatsoever.

16. In recognition of the actions by and covenants of Herley set forth herein, the Navy, on behalf of the Department of Defense, will terminate Herley's suspension and will not debar Herley based upon the facts and for those causes set forth in the Notice; provided, however, the Navy retains the right to take appropriate administrative action, if necessary, 1) upon learning additional facts relating to the Indictment that have not been released by the U.S. Attorney as of the date of this Agreement or are currently subject to Rule 6(e) of the Federal Rules of Criminal Procedure, or 2) in the event of any conviction, guilty plea, or plea of nolo contendere resulting from the pending Indictment.

17. This Agreement is a public document and may be distributed by the Navy throughout the Executive Branch of the Government and to other interested parties in accordance with the requirements of the Privacy Act and the Freedom of Information Act.

18. Modification to this Agreement may be made but shall have no effect until the terms of the Modification are expressly incorporated in a writing, which has been executed by both parties. Neither party shall seek or accept the benefit of a judicial or quasi-judicial order directing the other to execute a writing, which would, if executed, modify this Agreement.

19. For purposes of interpretation of this Agreement or any part hereof by any court of competent jurisdiction (or any other judicial or quasi-judicial body), this Agreement shall be deemed to have been drafted equally by all parties hereto.

20. This Agreement shall become effective on the date of the last signature hereto and shall continue hereafter for a period of three (3) years or until settlement or adjudication of the Indictment, whichever is later, unless shortened or extended by written Agreement of the parties. In addition, should Herley for any reason cease to be in full compliance with the letter and spirit of this Agreement, this Agreement shall be extended for a period of three years following reestablishment of full compliance as determined by the Navy Suspension Authority.

21. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.



October 11, 2006                /s/ Myron Levy
-------------------        -----------------------------------------------------
Date                       Myron Levy
                           Chairman and Chief Executive Officer
                           Herley Industries, Inc.



October 11, 1006                /s/ John M. Kelley
-------------------        -----------------------------------------------------
Date                       John M. Kelley
                           President
                           Herley Industries, Inc.



October 11, 2006                /s/ K. J. Purcell
-------------------        -----------------------------------------------------
Date                       Kevin J. Purcell, CPA
                           Vice President, Chief Financial Officer
                           Herley Industries, Inc.



October 11, 2006                /s/ Charles L. Pourciau, Jr.
-------------------       ------------------------------------------------------
Date                      Charles L. Pourciau, Jr.
                          Vice President Administration and Governance
                          Herley Industries, Inc.



October 12, 2006                /s/ Mark O. Wilkoff
-------------------       ------------------------------------------------------
Date                      Mark O. Wilkoff
                          Suspending and Debarring Official
                          Department of the Navy